Exhibit 99.1

AXT, Inc. Announces Pricing of Public Offering of Common Stock

FREMONT, CA, March 2, 2017, AXT, Inc. (NASDAQ: AXTI), a leading manufacturer of compound semiconductor substrates, today announced that it has priced its previously announced underwritten public offering of 4,615,385 shares of its common stock at a price to the public of $6.50 per share.  The offering is expected to close on or about March 7, 2017 subject to satisfaction of customary closing conditions.  AXT also granted the underwriters a 30-day option to purchase at the public offering price up to an additional 692,307 shares of its common stock.  After deducting the underwriting discount and estimated offering expenses payable by the Company, the Company expects to receive net proceeds of approximately $27.7 million, assuming no exercise of the over-allotment option.

Needham & Company, LLC is acting as the sole book-running manager and Craig-Hallum Capital Group LLC is acting as co-manager for the offering.

AXT intends to use the net proceeds from the offering for general corporate purposes, which may include the relocation of its gallium arsenide product line, working capital, capital expenditures and other corporate expenses.

A shelf registration statement relating to the shares of common stock was previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective on November 4, 2016.  A prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website. Copies of the prospectus supplement (when available) and accompanying prospectus may be obtained from Needham & Company, LLC, 445 Park Avenue, New York, NY 10022, via telephone at (800) 903-3268 or by email to prospectus@needhamco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of the prospectus supplement and accompanying prospectus forming a part of the effective registration statement.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising indium phosphide (InP), gallium arsenide (GaAs) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s

4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

substrate products can be used primarily in fiber optic communications, 3-D sensing, solar cell, lighting display applications and wireless communications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and, as part of its supply chain strategy, has partial ownership in ten companies in China producing raw materials.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the satisfaction of customary closing conditions and whether or not AXT will consummate the offering, prevailing market conditions, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally.  There can be no assurance that AXT will be able to complete the offering on the anticipated terms, or at all.  Additional risks and uncertainties relating to the offering, AXT and its business can be found under the heading “Risk Factors” in AXT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in the prospectus supplement and accompanying prospectus relating to the offering to be filed with the Securities and Exchange Commission.  AXT assumes no duty or obligation to update or revise any forward-looking statements for any reason.

Contacts:

Gary L. Fischer

Chief Financial Officer

(510) 438-4700

Leslie Green

Green Communications Consulting, LLC

(650) 312-9060

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